                                                                   EXHIBIT 10.13


                 MEDICAL INTER-INSURANCE EXCHANGE OF NEW JERSEY

                         COMBINED AGGREGATE AND SPECIFIC
                             CASUALTY EXCESS OF LOSS
                              REINSURANCE AGREEMENT

                           EFFECTIVE DECEMBER 15, 1992

         ARTICLE                    SUMMARY                                                           PAGE
         -------                    -------                                                           ----
            1              BUSINESS COVERED                                                            1
            2              TERM                                                                        1
            3              TERRITORY AND INURING REINSURANCE                                           2
            4              EXCLUSIONS                                                                  2
            5              COVERAGES                                                                   2
            6              LIMITS                                                                      3
            7              DEFINITIONS                                                                 4
            8              NET RETAINED LIABILITY                                                      6
            9              CONSIDERATION                                                               6
           10              OFFSET AND SECURITY                                                         7
           11              REPORTS AND LOSS SETTLEMENTS                                                8
           12              PROFIT SHARING                                                              9
           13              CURRENCY                                                                    9
           14              COMMUTATION                                                                 9
           15              EXCESS OF ORIGINAL POLICY LIMITS                                            9
           16              EXTRA CONTRACTUAL OBLIGATIONS                                              10
           17              ERRORS AND OMISSIONS                                                       10
           18              ACCESS TO RECORDS                                                          10
           19              ACTUARIAL REVIEW                                                           11
           20              LOSS RESERVE FUNDING                                                       11
           21              FUNDS WITHHELD TRUST ACCOUNT                                               12
           22              INSOLVENCY                                                                 12
           23              ARBITRATION                                                                13
           24              CHANGES IN ADMINISTRATIVE PRACTICES                                        14
           25              TAXES                                                                      14
           26              SERVICE OF SUIT                                                            14
           27              INTERMEDIARIES                                                             15
           28              PROPORTION                                                                 16

             COMBINED AGGREGATE AND SPECIFIC CASUALTY EXCESS OF LOSS
                        REINSURANCE AGREEMENT NO. ______

                                     between

               THE REINSURERS SUBSCRIBING THE RESPECTIVE INTERESTS
                        AND LIABILITIES AGREEMENTS HERETO

                        (hereinafter called "REINSURERS")

                                       and

                 MEDICAL INTER-INSURANCE EXCHANGE OF NEW JERSEY

                            Lawrenceville, New Jersey

                    (hereinafter called the "CEDING COMPANY")


                           ARTICLE 1: BUSINESS COVERED

The CEDING COMPANY, shall cede and REINSURERS shall accept Cumulative Net Losses Incurred, as herein provided and specified, which accrue to the CEDING COMPANY as a result of all losses occurring on or before December 31, 1992 under any and all policies, contracts, and binders of insurance (all hereinafter called "Policies"), written by the CEDING COMPANY on or before December 31, 1992 (hereinafter called "Coverage A").

In addition, the CEDING COMPANY shall cede and the REINSURERS shall accept the Ultimate Net Losses, as herein provided and specified, which accrue to the CEDING COMPANY as a result of all losses occurring during the period January 1, 1993 through the termination date, in accordance with ARTICLE 2: TERM, under all Policies written by the CEDING COMPANY on or before such termination date (hereinafter called "Coverage B").

Policies include original policies written and classified by the CEDING COMPANY as:

         Medical and Dental Practitioner Professional Liability
         Hospital Professional Liability
         Professional Premises Liability
         Commercial General Liability
         Excess/Umbrella Liability

                                 ARTICLE 2: TERM

This Treaty shall be effective from December 15, 1992 providing coverage in respect of Coverage A and in respect of Coverage B. Coverage A shall continue until such time as all BUSINESS COVERED is paid by the CEDING COMPANY unless this Agreement is otherwise commuted by the CEDING COMPANY in accordance with
ARTICLE 14: COMMUTATION.


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
The CEDING COMPANY may terminate Coverage B at any December 31 on and after December 31, 1994. Upon such termination, the REINSURERS shall remain liable for all losses occurring from January 1, 1993 through the date of such termination until such time as the Ultimate Net Losses are paid by the CEDING COMPANY unless this Agreement is commuted by the CEDING COMPANY in accordance with ARTICLE 14:
COMMUTATION.

Should this Treaty expire while a Coverage B loss occurrence hereunder is in progress, the REINSURERS shall be responsible for the loss in progress in the same manner and to the same extent it would have been responsible had the Treaty expired the day following the conclusion of the loss in progress.


                  ARTICLE 3: TERRITORY AND INURING REINSURANCE

This Treaty will cover Policies written within the United States of America. All other reinsurance contracts in force at December 15, 1992 shall inure to the benefit of this Treaty and be deemed in place until all liability of the REINSURERS hereon is finalized.


                              ARTICLE 4: EXCLUSIONS

         This Treaty shall not apply to and specifically excludes:

A.       Workers' Compensation Insurance;

B. Insolvency funds, in accordance with the Insolvency Funds Exclusion Clause attached hereto;

C.       Business assumed from Pools, Syndicates and Associations;

D. Business excluded by the attached Nuclear Incident Exclusion Clause - Liability Reinsurance - U.S.A., except that provisions of this clause shall not apply to liability arising out of the practice of Nuclear Medicine and activities relating to Nuclear Medicine by the original insured.

E. War Risks, in accordance with the North American War Exclusion Clause attached hereto;

F.       Unallocated loss adjustment expenses as described in ARTICLE 7, Section
         F.

                              ARTICLE 5: COVERAGES
Coverage A

1. The REINSURERS shall be liable for 100% of the amount, if any, by which the CEDING COMPANY'S Cumulative Net Losses Paid in respect of BUSINESS COVERED exceed the CEDING COMPANY'S net retention (as defined in Section A, paragraph 2 of this Article).


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
2. The CEDING COMPANY'S net retention for Coverage A shall be the first $367,000,000 (full undiscounted value) of Cumulative Net Losses Paid in respect of BUSINESS COVERED. Loss reimbursements will be made by the REINSURERS only when Cumulative Net Losses Paid exceed the net retention.

B.       Coverage B

         1. The REINSURERS shall be liable for the aggregate amount of 100% of $250,000 of Ultimate Net Loss excess of $500,000 of Ultimate Net Loss in respect of each and every Loss Occurrence in respect of BUSINESS COVERED in excess of the CEDING COMPANY'S Cumulative Aggregate Deductible (as defined in Section B, paragraph 2 of this Article) subject to the available limit as determined in Section B, of ARTICLE 6:
                  LIMITS. When multiple policies are involved in the same Loss Occurrence, the first claim date shall apply.

         2. The CEDING COMPANY'S Cumulative Aggregate Deductible for Coverage B shall be the percentage of Cumulative Subject Net Earned Premium corresponding through the December 31st date of termination as set forth in the following schedule:

                  Losses Occurring From                             Percentage of Cumulative Subject
                  January 1, 1993 Through                                  Net Earned Premiums
                  -------------------------                         ----------------------------
                  December 31, 1993                                 6.0%
                  December 31, 1994                                 7.0%
                  December 31, 1995                                 8.0%
                  December 31, 1996                                 10.0%
                  December 31, 1997                                 12.0%

                  If termination of Coverage B is elected before December 31, 1997 by the CEDING COMPANY, the Cumulative Aggregate Deductible shall be based upon the Percentage of Cumulative Subject Net Earned Premiums corresponding to the last loss occurrence year in force. Cumulative Subject Net Earned Premiums shall be based upon the period January 1, 1993 through the termination date.


                                ARTICLE 6: LIMITS

A.       Coverage A

         1. The liability of the REINSURERS for Coverage A shall be subject to a limit of $300,000,000 (full undiscounted value). Also, in no event shall REINSURERS be liable for more than $300,000,000 (full undiscounted value) overall aggregate limit in respect of this Treaty for Coverages A and B combined.


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
B.       Coverage B

         1. Coverage B available limit as respects discounted Coverage B Ultimate Net Losses at any date shall in no event exceed the amount by which the Funds Withheld account exceeds the discounted ceded Cumulative Net Losses Incurred and still outstanding (including losses incurred but not yet reported) in respect of Coverage A at such date. The term discounted Coverage B Ultimate Net Losses as used herein refers to the amounts determined and calculated by the CEDING COMPANY. The CEDING COMPANY shall then determine the full value of Coverage B Ultimate Net Losses and available limit to be used for statutory reporting. Coverage A ceded Cumulative Net Losses Incurred which are still outstanding are to be discounted on the basis of a 2.81% effective annual interest rate and with the payment pattern utilized by the CEDING COMPANY in determination of discount for Statutory reporting purposes as of December 31, 1992.

                  If the amount by which the Funds Withheld account exceeds the discounted Coverage A ceded Cumulative Net Losses Incurred which are still outstanding (including losses incurred but not yet reported) at such calculation date is less than the excess amount previously calculated, the amount of discounted Coverage B available limit will decrease accordingly. If discounted Coverage B available limit decreases, the amount of discounted Coverage B Ultimate Net Loss previously ceded in excess of the latest determined discounted Coverage B available limit will be reassumed by the CEDING COMPANY. If such losses to be retained by the CEDING COMPANY were already paid by the REINSURERS, the Funds Withheld account or the REINSURERS shall be reinstated or paid, as appropriate based upon original source of payment, along with interest at an effective annual interest rate of 8% from the date of payment to the date of return of funds to the Funds Withheld account or the REINSURERS; respectively.

         2. The liability of the REINSURERS for Coverage B shall be subject to an aggregate limit of $60,000,000 (full undiscounted value). However, in no event shall REINSURERS be liable for more than $300,000,000 (full undiscounted value) overall aggregate limit in respect of this Treaty for Coverages A and B combined.


                             ARTICLE 7: DEFINITIONS

A. "Cumulative Net Losses Paid" shall mean the sum of Ultimate Net Losses Paid by the CEDING COMPANY on and after January 1, 1993 arising out of Policies with respect to Coverage A hereunder.

B. "Cumulative Net Losses Incurred" shall mean Cumulative Net Losses Paid plus the CEDING COMPANY'S Ultimate Net Losses Outstanding (including losses incurred but not yet reported as of the calculation date) arising out of Policies with respect to Coverage A.

C. "Cumulative Subject Net Earned Premiums" shall mean the cumulative Net Written Premium Income of the CEDING COMPANY during the period January 1, 1993 through the termination date in accordance with ARTICLE 2: TERM plus the Net Written Premium Income unearned at December 31, 1992 less the Net Written Premium Income unearned as of the calculation date but no later than the termination date in accordance with ARTICLE 2: TERM or December 31, 1997, whichever comes earlier.

D. "Net Written Premium Income" shall mean gross written premiums of the CEDING COMPANY less cancellations and returns and less premiums paid for specific excess of loss reinsurance, whether or not inuring to this Treaty.

E. The term "Ultimate Net Loss" means the actual loss, arising from a loss occurrence as defined in Section I of this Article, including loss adjustment expense, 80% of loss in excess of policy limits and 80% of extra contractual obligations, and including losses incurred but not yet reported, all paid, payable, or to be paid, by the CEDING COMPANY after making deductions for all recoveries, salvages, subrogations and all claims on inuring reinsurance, whether such reinsurance is collectible or not; provided, however, that in the event of the insolvency of the CEDING COMPANY, payment by the REINSURER shall be made in accordance with the provisions of the Insolvency Article. Nothing herein shall be construed to mean that losses under this Treaty are not recoverable until the CEDING COMPANY'S ultimate net loss has been ascertained.

F. "Loss Adjustment Expense" means all costs and expenses allocable to a specific claim that are incurred by the CEDING COMPANY in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim, including court costs and costs of supersedeas and appeal bonds, and including a) pre-judgment interest, unless included as part of the award or judgment; b) post-judgment interest; and c) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto. Loss adjustment expense does not include unallocated loss adjustment expense. Unallocated loss adjustment expense includes, but is not limited to, salaries and expenses of employees, and office and other overhead.

G. Return Ultimate Net Loss and interest thereon shall mean Ultimate Net Loss actually paid by the REINSURERS either by deduction from the Funds Withheld Account or by other funds of the REINSURERS which is refunded in accordance with ARTICLE 6: LIMITS, Section B.1 along with interest at an effective annual interest rate of 8%.

H. "Cumulative Aggregate Deductible" as used in this Treaty for Coverage B shall mean aggregate Ultimate Net Losses retained by the CEDING COMPANY under Coverage B before any losses are to be paid by the REINSURERS.

I. "Loss Occurrence" as used herein shall in all cases mean Loss Occurrence or medical incident or otherwise the date of the event giving rise to coverage as defined in the

         CEDING COMPANY'S underlying Policies Written as per ARTICLE I: BUSINESS COVERED.

J. "Reinsurers Expense Charge" shall mean 20% of the amount of Coverage A ceded Cumulative Net Losses Incurred (including losses incurred but not yet reported amounts) in excess of $280,000,000.

                        ARTICLE 8: NET RETAINED LIABILITY

Coverage A applies only to that portion of any Loss Occurrence which the CEDING COMPANY retains net for its own account.

The CEDING COMPANY warrants that the maximum net retained liability per insured subject to this Treaty shall be as follows:

         A. For Policy Years, as defined by the CEDING COMPANY, 1977 through 1988 - $1,000,000;

         B. For Policy Years, as defined by the CEDING COMPANY, 1989 through 1992 - $2,000,000.

                            ARTICLE 9: CONSIDERATION

The CEDING COMPANY shall pay to the REINSURERS a CONSIDERATION of $201,062,500 at the inception of this Treaty. The CEDING COMPANY shall pay $9,062,500 directly to the REINSURERS within 15 days after the inception of this Treaty. The remaining $192,000,000 shall be credited to the Funds Withheld account as of December 15, 1992.

In addition, the CEDING COMPANY shall allow a deduction of Reinsurers Expense Charge from the Funds Withheld Account at the time, if any, that ceded Cumulative Net Losses Incurred exceeds $280,000,000. The CEDING COMPANY shall pay the Reinsurers Expense Charge directly to the REINSURERS at such time.

The CEDING COMPANY will establish and maintain a Funds Withheld account tracking daily balances and reporting quarterly within 45 days to the REINSURERS balances and activities of the Funds Withheld account. The Funds Withheld Account shall be comprised of the following cumulative amounts:

A.       $192,000,000; plus

B.       Investment Credit; less.

C. Cumulative Net Losses Paid for Coverage A and Ultimate Net Losses Paid for Coverage B by the REINSURERS; plus

D. Return Ultimate Net Losses and interest thereon credited by the CEDING COMPANY in accordance with Section B.1, of ARTICLE 6: LIMITS; less

E.       Reinsurers Expense Charge.


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
Effective December 15, 1992, the CEDING COMPANY shall credit the Funds Withheld account quarterly at each calendar quarter-end with an Investment Credit calculated by applying an effective annual rate of 8% times the actual daily average Funds Withheld account balance for the respective current calendar quarter. This calculation will be as follows:

         1.       An effective annual rate of 8% times

         2. A factor calculated by dividing the period for which each balance is held by the number of days in the year; times

         3.       Each Withheld Account Balance.

The sum of the calculations for a calendar quarter shall be the total Investment Credit allocated to the Funds Withheld account for the quarter.

The REINSURERS shall not transfer or assign their rights to the FUNDS WITHHELD ACCOUNT hereon unless this Agreement is surrendered and a new Agreement is issued. Under any and all circumstances, MIIX must make a book entry of a transfer or assignment in order for such transfer or assignment to be valid.


                         ARTICLE 10: OFFSET AND SECURITY

A. Each party hereto has the right, which may be exercised at any time, to offset any amount, whether on account of CONSIDERATION or losses and allocated loss adjustment expenses or otherwise, due from such party to another party under this Treaty, against any amounts, whether on account of CONSIDERATION or losses and allocated loss adjustment expenses or otherwise due from the latter party to the former party. The party asserting the right of offset may exercise this right, whether as assuming REINSURERS or CEDING COMPANY in this Treaty.

B. Each party hereby assigns and pledges to the other party (or to each other party, if more than one) all of its rights under this Treaty to receive CONSIDERATION or loss payments at any time from such other party ("Collateral"), to secure its CONSIDERATION or loss obligations to such other party at any time under this Treaty ("Secured Obligations"). If at any time a party is in default under any Secured obligation or shall be subject to any liquidation, rehabilitation, reorganization or conservation proceeding, each other party shall be entitled in its discretion, to apply or to withhold for the purpose of applying in due course, any Collateral assigned and pledged to it by the former party and otherwise to realize upon such Collateral as security for such Secured Obligations.

C. The security interest described herein, and the term "Collateral", shall apply to all payments and other proceeds in respect of the rights assigned and pledged. A party's security interest in Collateral shall be deemed evidenced only by the counterpart of this Treaty delivered to such party.


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
D. Each right under this Article is a separate and independent right, exercisable, without notice or demand, alone or together with other rights, in the sole election of the party entitled thereto, and no waiver, delay, or failure to exercise, in respect of any right, shall constitute a waiver of any other right. The provisions of this Article shall survive any cancellation or other termination of this Treaty.


                    ARTICLE 11: REPORTS AND LOSS SETTLEMENTS

A. Within 45 days following the end of each calendar quarter, the CEDING COMPANY will report in writing to the REINSURERS:

         1. Summary of Cumulative Net. Losses Paid and Cumulative Net Losses Incurred and Ultimate Net Losses during the quarter and inception to date including a breakdown of amounts for losses and Loss Adjustment Expense Paid and Outstanding including IBNR.

         2. Summary of Cumulative Subject Net Earned Premium to date, calculations of Coverage B available limit and Ultimate Net Loss ceded including the Cumulative Aggregate Deductible calculations.

         3. Any other information needed by the REINSURERS to evaluate this Treaty which is reasonably available to the CEDING COMPANY.

         4. A report detailing the activity within the Funds Withheld account.

B. Within 15 days of receipt by the REINSURERS but no sooner than 45 days in arrears of each calendar quarter report, the REINSURERS shall pay any amounts due in respect of Coverages A and B.

         With respect to Coverage A, the REINSURERS shall pay all Cumulative Net Losses Paid in respect of BUSINESS COVERED by the CEDING COMPANY on and after January 1, 1993 in excess of the CEDING COMPANY'S net retention subject to the Limit hereon. Loss reimbursement at any calendar quarters end shall be equal to the amount of such Cumulative Net Losses Paid at each date in excess of the net retention less net loss reimbursements previously made by the REINSURERS, subject to the limit in accordance with Section A.1 of ARTICLE 6: LIMITS.

         The REINSURERS shall pay all covered Coverage B Ultimate Net Losses paid by the CEDING COMPANY on and after January 1, 1993 in respect of BUSINESS COVERED in excess of the Cumulative Aggregate Deductible with respect to Coverage B, subject to the available and aggregate limit thereon in accordance with Sections B.1 and B.2 of ARTICLE 6: LIMITS.


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
         All loss payments will firstly be made by deduction from the Funds Withheld account until depleted. Thereafter, REINSURERS shall pay from other funds of REINSURERS subject to all of the other terms hereon.


                           ARTICLE 12: PROFIT SHARING


Upon finalization of the payment of all losses recoverable hereon and COMMUTATION amounts, if any, the REINSURERS will relinquish to the CEDING COMPANY the remaining Funds Withheld account balance, if any. Payment of PROFIT SHARING in accordance with this Article shall release the REINSURERS from all current and future liability hereunder.

                              ARTICLE 13: CURRENCY

All of the provisions of this Treaty involving dollar amounts are expressed in terms of United States dollars and all CONSIDERATION and loss and allocated loss adjustment expense payments hereunder shall be made in United States Dollars.


                             ARTICLE 14: COMMUTATION


The CEDING COMPANY shall have the option, effective at any calendar quarter end on or after December 31, 1997 to commute all Coverage A and B ceded liability outstanding hereunder. At COMMUTATION, the REINSURERS shall pay to the CEDING COMPANY the lesser of:

A. The present value of Coverage A and Coverage B, if any, ceded outstanding loss and allocated loss adjustment expense reserves as determined by a loss reserve analysis conducted by an independent actuarial firm acceptable to both the CEDING COMPANY and the REINSURERS, with the CEDING COMPANY bearing the cost of such analysis; or

B. The existing value of the Funds Withheld account (as defined in ARTICLE 9: CONSIDERATION) at the commutation date.

Said payment shall constitute, together with the PROFIT SHARING payment, a full and final settlement of all terms of this Treaty; the CEDING COMPANY will execute a hold harmless agreement so stating and the REINSURERS will be thereby released from all current and future liability hereunder.

Commutation payments in accordance with this Article shall be treated as losses and allocated loss adjustment expenses paid under this Treaty for determination of the Funds Withheld account.


                  ARTICLE 15: EXCESS OF ORIGINAL POLICY LIMITS

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
This Treaty shall protect the CEDING COMPANY, within the limits hereof, for 80% of loss in excess of its original policy, such loss in excess of the limit having been incurred because of failure by it to settle within the policy limit or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the CEDING COMPANY acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

For the purpose of this Article, the word "loss" shall mean any amounts for which the CEDING COMPANY would have been contractually liable to pay had it not been for the limit of the original policy.


                    ARTICLE 16: EXTRA CONTRACTUAL OBLIGATIONS

A. This Treaty shall protect the CEDING COMPANY for 80% of any Extra Contractual Obligations within the limits hereof. The term "Extra Contractual Obligations" is defined as those liabilities not covered under any other provision of this Treaty and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the CEDING COMPANY to settle within the policy limit, or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

B. The date on which any Extra Contractual obligation is incurred by the CEDING COMPANY shall be deemed, in all circumstances, to be the date of the original disaster and/or casualty.

C. However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the CEDING COMPANY acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.


                        ARTICLE 17: ERRORS AND OMISSIONS

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, providing such delay and notification, omission or error is rectified upon discovery.

                          ARTICLE 18: ACCESS TO RECORDS


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
The CEDING COMPANY shall place at the disposal of the REINSURER at all reasonable times, and the REINSURER shall have the right to inspect, through its authorized representatives, all books, records, and papers of the CEDING COMPANY in connection with any reinsurance hereunder, or claims in connection herewith.

The REINSURERS agree that they will not disclose any confidential information obtained by it hereunder to parties not subject to this Agreement except under the following circumstances and then only as necessary.

A. When disclosure of such information is required in the normal course of REINSURER'S business; or

B.       With the prior written consent of the CEDING COMPANY; or

C. When REINSURERS are required by a subpoena or court order to disclose such information. The REINSURERS shall promptly notify the CEDING COMPANY of any attempt by a third party to obtain from it any such confidential information.

REINSURERS will provide CEDING COMPANY or its designated representative with such information as REINSURER and CEDING COMPANY may agree is necessary to the CEDING COMPANY'S handling of the business reinsured herein.

The obligation contained in the provision shall survive termination of this Treaty.


                          ARTICLE 19: ACTUARIAL REVIEW

Should the REINSURERS desire at any time to review the loss reserves established by the CEDING COMPANY as respects the Coverage A Cumulative Net Losses Incurred, and Coverage B Ultimate Net Losses the REINSURERS shall select an independent actuarial firm acceptable to the CEDING COMPANY to perform a reserve analysis. The costs of any reserve analysis performed under this Article will be borne by the REINSURERS hereon. Such a review shall be subject to the provisions of
Article 18.


                        ARTICLE 20: LOSS RESERVE FUNDING

The REINSURERS will maintain appropriate reserves with respect to their share of the loss reserves ceded and required under the terms of this Treaty which are reported by the CEDING COMPANY on the BUSINESS COVERED of this Treaty.

During the Term of this Treaty the REINSURERS agree to provide a clean, irrevocable and unconditional Letter of Credit in favor of the CEDING COMPANY issued by a bank acceptable to the CEDING COMPANY adjusted to at all times be equal to the ceded Cumulative Net Losses outstanding and Ultimate Net Losses Outstanding hereunder less the Funds Withheld account balance at such dates. Such Letter of Credit shall be in the form, amount, and with an acceptable NAIC bank required to allow the CEDING COMPANY to take Full Statutory Credit for amounts recoverable under this Treaty.

The CEDING COMPANY also agrees to not make drawings upon the Letter of Credit provided by the REINSURERS for any purpose other than to reimburse the CEDING COMPANY for loss settlements due under this reinsurance Treaty for which one or more of the REINSURERS are in default by more than seven days and provided that the CEDING COMPANY shall give the REINSURERS three days written notice prior to making any drawings.

The CEDING COMPANY shall reimburse the REINSURERS for annual security cost equal to .5% of the amount of Letter of Credit issued or maintained hereon as of each December 31st. The REINSURERS shall request such reimbursement whereupon the CEDING COMPANY shall make payment by direct wire transfer to the REINSURERS. All such amounts shall not be deducted from the Funds Withheld Account.


                    ARTICLE 21: FUNDS WITHHELD TRUST ACCOUNT


In the event that the CEDING COMPANY experiences any one of the following circumstances, the REINSURERS may require a Trust Fund, with an independent bank, be established for purposes of collateralizing the Funds Withheld Account hereon:

         1.       The CEDING COMPANY'S A.M. Best's Rating is downgraded below
                  B+; or

         2. The CEDING COMPANY'S combined statutory capital and surplus falls below $20 million; or

         3. The CEDING COMPANY experiences a change in ownership of 30% or more in any one calendar year.

The CEDING COMPANY shall fully and promptly comply with such request from the REINSURERS.

                             ARTICLE 22: INSOLVENCY

A. In the event of the insolvency of the CEDING COMPANY, the reinsurance under this Treaty shall be payable by the REINSURERS (on the basis of the liability of the CEDING COMPANY under the policy or policies reinsured without diminution because of the insolvency of the CEDING COMPANY) to the CEDING COMPANY or to its liquidator, receiver or statutory successor, except as provided by Section 4118A of the New York Insurance Law or except:

         1. Where the Treaty specifically provides another payee of such reinsurance in the event of the insolvency of the CEDING COMPANY.

         2. Where the REINSURERS, with the consent of the direct insured or insureds, has assumed such policy obligations of the CEDING COMPANY as direct obligations of the REINSURERS to the payees under such policies and in substitution for the obligations of the CEDING COMPANY to such payees.

B. It is agreed, however, that liquidator or receiver or statutory successor of the insolvent CEDING COMPANY shall give written notice to the REINSURERS of the pendency of a claim against the insolvent CEDING COMPANY on the policy or policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that, during the pendency of such claim, the REINSURERS may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the CEDING COMPANY or its liquidator or receiver or statutory successor. The expense thus incurred by the REINSURERS shall be chargeable, subject to court approval, against the insolvent CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURERS.

C. Should the CEDING COMPANY go into liquidation or should a receiver be appointed, the REINSURERS shall be entitled to deduct from any sums which may be or may become due to the CEDING COMPANY under this Treaty any sums which are due to the REINSURERS by the CEDING COMPANY under this Treaty and which are payable at a fixed or stated date, as well as any other sums due the REINSURERS which are permitted to be offset under applicable law.


                             ARTICLE 23: ARBITRATION

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereinafter arising with respect to this Treaty, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the CEDING COMPANY, the other by the REINSURER, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Treaty as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from the following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. The decision shall be made in writing and will state the factual and legal basis supporting such decision. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. If more than one REINSURER is involved in the same dispute, all such REINSURERS shall constitute and act as one party for purposes of this ARTICLE and communications shall be made by the CEDING COMPANY to each of the REINSURERS constituting one party provided, however, that nothing herein shall impair the rights of such REINSURERS to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the REINSURERS participating under the terms of this Treaty from several to joint.

D. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties. Any arbitration shall be conducted in Lawrenceville, New Jersey.


                 ARTICLE 24: CHANGES IN ADMINISTRATIVE PRACTICES


If any intentional or unintentional change in the CEDING COMPANY'S processing or payment of claims materially increases the REINSURER'S economic loss under this Treaty from what the economic loss would have been if there had been no such change, the REINSURERS shall prepare, and the CEDING COMPANY shall accept, an adjustment of the portion of claims which is reimbursable, or any adjustments which will make the REINSURER'S risk position equivalent to that which would have been obtained under this Treaty if there had been no such change. The REINSURERS shall have the right to use auditing techniques, sampling techniques, or to otherwise investigate the nature and effect of any such change in administrative practices or of any possible compensatory adjustment therefore. Any dispute with respect to such adjustment shall be resolved by arbitration as provided in ARTICLE 23: ARBITRATION.


                                ARTICLE 25: TAXES


The CEDING COMPANY is solely liable for any Federal Excise Tax (FET) applicable to this Treaty. Any FET to be paid shall be paid directly by the CEDING COMPANY and is in addition to the CONSIDERATION.


                           ARTICLE 26: SERVICE OF SUIT


It is agreed that in the event of the failure of REINSURERS hereon to pay any amount claimed to be due hereunder, REINSURERS hereon, at the request of the CEDING COMPANY will submit to the jurisdiction of a court of competent jurisdiction within the United States. The foregoing shall not constitute a waiver of the right of the REINSURERS to commence any suit in, or to remove, remand or transfer any suit to any other court of competent jurisdiction in accordance with the applicable statutes of the state or United States pertinent thereto. It is further agreed that this Treaty shall be governed by the laws of the State of New Jersey.

It is further agreed that service of process in such suit may be made upon Kroll & Tract, 500 Fifth Avenue, New York, New York 10110, United States of America and that in any suit instituted against any one of them upon this Treaty, REINSURERS will abide by the final decision of such Court of any Appellate Court in the event of an appeal.

The above named are authorized and directed to accept service of process on behalf of REINSURERS in any suit and/or upon the request of the CEDING COMPANY to give a written undertaking to the CEDING COMPANY that they will enter a general appearance upon REINSURERS' behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or District of the United States which makes provision therefor, REINSURERS hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the CEDING COMPANY or any beneficiary hereunder arising out of this Treaty, and hereby designate the above named as the person to whom said officer is authorized to mail such process or a true copy thereof.


                           ARTICLE 27: INTERMEDIARIES


Medical Brokers, Inc., Two Princess Road, Lawrenceville, New Jersey 08648 and Pegasus Advisors, Inc., Tower Business Park, 86 Hopmeadow Street, P.O. Box 398, Simsbury, Connecticut 06070, are hereby recognized as the intermediaries negotiating this Treaty for all business hereunder and through whom all communications relating hereto (including but not limited to notices, statements and reports) shall be transmitted to both parties. It is understood, as regards remittances due either party hereunder, that payment by the CEDING COMPANY to either intermediary, shall constitute payment to the REINSURER but payment by the REINSURER to either intermediary shall only constitute payment to the CEDING COMPANY to the extent such payments are actually received by the CEDING COMPANY. Notwithstanding the foregoing, it is agreed that all payments will be direct from the REINSURER to the CEDING COMPANY, or from the CEDING COMPANY to the REINSURER, as appropriate.

                             ARTICLE 28: PROPORTION


This Agreement obligates the undersigned REINSURERS for their respective percentages of the interests and liabilities set forth under this Agreement.

The participation of the REINSURERS in the interests and liabilities of this Agreement shall be separate and apart from the participation of other REINSURERS and shall not be joint with those other REINSURERS, and the REINSURERS shall in no event participate in the interest and liabilities of the other REINSURERS.

IN WITNESS WHEREOF, THE PARTIES HERETO, BY THEIR AUTHORIZED REPRESENTATIVES HAVE EXECUTED THIS AGREEMENT AS OF THE FOLLOWING DATES:


IN LAWRENCEVILLE, NEW JERSEY, THIS      DAY OF MAY 1995,

FOR AND ON BEHALF OF MEDICAL INTER-INSURANCE EXCHANGE OF NEW JERSEY



BY:  /s/ Daniel J. Goldberg
     ---------------------------------

IN DUBLIN, IRELAND THIS      DAY OF MAY 1995, FOR AND ON BEHALF OF HANNOVER
REINSURANCE (IRELAND) LTD.


PARTICIPATION:  80%



BY:  /S/ D. Stenzel             [SEAL]
     ---------------------------------

AND IN DUBLIN, IRELAND THIS      DAY of MAY 1995, FOR AND ON BEHALF OF EISEN UND
STAHL REINSURANCE (IRELAND) LTD.


PARTICIPATION:  20%



BY:  /S/ D. Stenzel             [SEAL]
     ---------------------------------